As of June 18, 2015

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Power of Attorney

Ladies and Gentlemen:

The undersigned hereby authorizes each of William L. Horton, Jr., Beth A. Sasfai, Dana C. Kahney and Veronica C. Glennon to execute and file, on behalf of the undersigned, any and all reports regarding transactions in the equity securities of Verizon Communications Inc. pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.  This authority will remain in full force and effect until further written notice.

/s/ John N. Doherty
John N. Doherty